Exhibit 23(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-3 of our report dated February 8, 2002 relating to the financial statements, which appears in Champion Enterprises, Inc.’s Current Report on Form 8-K dated June 27, 2002. We also consent to the reference to us under the heading “Experts” in such Amendment No. 3.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan
September 18, 2002